EXHIBIT 99.1

Energy and Water Development Announces New Chief Financial Officer

MIAMI, FL, May 12, 2021 – Energy and Water Development Corp (OTCQB: EAWD), (“EAWD” or the “Company”) (OTCQB: EAWD), a green-technology company focused on sustainable solutions for water and energy generation, today announced that it has appointed Todd Allen Lee to the position of Chief Financial Officer.

“We are excited that Todd has joined EAWD as its new CFO,” stated Ralph Hofmeier, the Company’s Chief Executive Officer. “He brings strengths and a proven track record of financial and corporate development success. During his career Todd has played a significant role in helping grow and advise growth stage companies. He brings deep capital relationships and corporate structure expertise that will help us in executing on all EAWD’s initiatives. Todd will help better align our capital structure and optimize the value of our assets.”

EAWD represents a compelling opportunity,” said Mr. Lee. “The Company’s management team and focus on arguably the most precious commodity and important investment theme, water, provides a great platform to improve capital structure and grow enterprise and equity value. I look forward to working with the team as it continues to improve the Company’s capital discipline and grow returns from commercialization.”

Prior to joining EAWD, Mr. Lee managed a corporate finance advisory practice specializing in energy, infrastructure, and renewables. Previously Todd spent over a decade as an investment fund manager at Athena Asset Management in San Francisco. Todd holds a Bachelor of Arts degree from Arizona State University and is a Chartered Financial Analyst.

About Energy and Water Development Corp.

Energy and Water Development Corporation is a green-technology engineering company focused on delivering sustainable solutions for water and energy generation. The Company offers design, construction, maintenance, and specialty consulting services to private companies, government entities and non-government organizations (NGOs). EAWD builds water and energy systems using existing State of the Art proven technologies. The Company utilizes their technology in building customized solutions to meet their customers’ needs. For more information, please visit www.eawctechnologies.com

Notice Regarding Forward-Looking Statements

This press release may contain forward-looking statements. The words “believe,” “expect,” “should,” “intend,” “estimate,” “projects,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s filings, which can be obtained on the SEC's website at http://www.sec.gov.

Contact

Mark Komonoski

Senior Vice President

Integrous Communications

Phone: 1-877-255-8483

Email: mkomonoski@integcom.us